EXHIBIT 11.1

                           CAMDEN PROPERTY TRUST
                  COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)


                                                For the Quarter Ended March 31,
                                                -------------------------------
                                                   1996                1995
                                                 -------             -------
SIMPLE EARNINGS PER SHARE
  Weighted Average Common Shares Outstanding      14,457              14,214
                                                 =======             =======
    Simple Earnings Per Share                    $ (0.12)            $  0.22
                                                 =======             =======

PRIMARY EARNINGS PER SHARE
  Weighted Average Common Shares Outstanding      14,457              14,214
  Shares Issuable from Assumed Conversion of:
      Common Share Options and Awards Granted
        and Outstanding                               55                  13
      Convertible Preferred Shares                     -                  85
                                                 _______             _______
  Weighted Average Common Shares Outstanding,
    as Adjusted                                   14,512              14,312
                                                 =======             =======
    Primary Earnings Per Share                   $ (0.12)            $  0.22
                                                 =======             =======

FULLY DILUTED EARNINGS PER SHARE(*)
  Weighted Average Common Shares Outstanding      14,457              14,214
  Shares Issuable from Assumed Conversion of:
      Common Share Options and Awards Granted
        and Outstanding                               83                  13
      Convertible Preferred Shares                     -                  85
      Convertible Subordinated Debentures          1,835               1,991
                                                 _______             _______
  Weighted Average Common Shares Outstanding,
    as Adjusted                                   16,375              16,303
                                                 =======             =======
      Fully Diluted Earnings Per Share           $ (0.05)            $  0.25
                                                 =======             =======
EARNINGS FOR SIMPLE, PRIMARY AND FULLY
  DILUTED COMPUTATION:
  Earnings to Common Shareholders (Simple
    Earnings Per Share Computation)              $(1,750)            $ 3,105
  Dividends on Convertible Preferred Shares            4                  10
                                                 _______             _______
  Earnings (Primary Earnings Per Share
    Computation)                                  (1,746)              3,115
  Interest on Convertible Subordinated
    Debentures                                       807                 876
  Convertible Subordinated Debenture
    Cost Amortization                                 79                  86
                                                 _______             _______
  Earnings (Fully Diluted Earnings Per Share
    Computation)                                 $  (860)            $ 4,077
                                                 =======             =======

(*) Fully diluted earnings per share of beneficial interest is not dilutive and is not presented in the Consolidated Statement of Operations